Exhibit 4.16

(Multicurrency – Cross Border)

ISDA®

International Swaps and Derivatives Association, Inc.

SCHEDULE

to the

Master Agreement

dated as of November 15, 2004

between

Citibank, N.A., a national banking association duly organized and existing under the laws of the United States of America (“Party A”)	and

Wilmington Trust Company,
a Delaware banking corporation, in its capacity as Subordination Agent on behalf of the Trustee under the Pass Through Trust Agreement dated as of the date hereof between Wilmington Trust Company and JetBlue Airways Corporation with respect to the JetBlue Airways Pass Through Trust, Series 2004–2G–2–O (for purposes of this agreement only, the “Class G–2 Trust Agreement”)

(“Party B”)

Part 1

Termination Provisions

(a)                                  Specified Entity.  None.

(b)                                  Specified Transaction.  Specified Transaction will have the meaning specified in Section 14.

(c)                                  Events of Default.  The “Events of Default” set forth in Section 5(a) will not apply to Party B but will apply to Party A (subject to clause (d) below).

(d)                                  Cross Default.  The “Cross Default” provision of Section 5(a)(vi) will not apply.

(e)                                  Termination Events.  The “Illegality” provisions of Section 5(b)(i), the “Tax Event” provisions of Section 5(b)(ii), and the “Tax Event Upon Merger” provisions of Section 5(b)(iii) will apply to Party A but will not apply to Party B. Party A shall be the sole Affected Party (under Section 5(b)(i) and (ii)) and the sole Burdened Party (under Section 5(b)(iii)) with respect to a Termination Event.

(f)                                    Credit Event Upon Merger. The “Credit Event Upon Merger” provisions of Section 5(b)(iv)

shall not apply to Party A nor Party B.

(g)                                 Automatic Early Termination.  The “Automatic Early Termination” provision of Section 6(a) will not apply.

(h)                                 Right to Terminate Following Termination Event.  Sections 6(b)(ii)-(iv) are deleted in their entirety and replaced by the following:

“(ii)  Replacement on Termination Event.  Upon the occurrence of a Termination Event (other than an Additional Termination Event) with respect to Party A, Party A shall have the right within 20 days of the date of such Termination Event, at its own expense, to arrange for one or more Replacement Above-Cap Liquidity Providers to enter into and deliver to Party B a Replacement Above-Cap Liquidity Facility for such Above-Cap Liquidity Facility.  If Party A does not arrange for such replacement and if the Above-Cap Liquidity Facility has not otherwise been replaced by JetBlue Airways Corporation (at the expense of JetBlue Airways Corporation) in accordance with the terms of Section 3.6(c)(ii) of the Intercreditor Agreement, such 20th day (or if such 20th day is not a Business Day, the next succeeding Business Day) shall be deemed to be an “Early Termination Date” and Party A shall make a termination payment to Party B in accordance with Part 1(j) of this Schedule.  For the avoidance of doubt, Party B shall have no right to designate an Early Termination Date following the occurrence of any Termination Event.

(i)                                    Calculations. The “Payment Date” provisions in Section 6(d)(ii) are deleted in their entirety and replaced by the following:

“The Termination Amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on such Early Termination Date.”

(j)                                    Payments on Early Termination.  Section 6(e) is deleted in its entirety and replaced with the following:

“Upon the occurrence or designation of an Early Termination Date with respect to the Transaction evidenced by the Confirmation, Party A shall make a termination payment to Party B on the Early Termination Date in an amount equal to the “Termination Amount” for the Early Termination Date for credit to the Above-Cap Reserve Account (as provided in Section 3.6(f) of the Intercreditor Agreement) to be applied as set forth in said Section 3.6(f) plus all Unpaid Amounts due and payable by Party A under the Confirmation on or prior to the Early Termination Date and upon such payments the Transaction evidenced by the Confirmation shall terminate.

“Termination Amount” means, for any Early Termination Date, the amount obtained by solving the following formula for TA:

TA =                    (20% per annum – CR) x N x F

where

CR =                      the Cap Rate designated in the Confirmation

N =                             the Notional Amount for such date

F = 0.256

For the avoidance of doubt, the Termination Amount shall not exceed US$[                          ] at any time.”

(k)                                Termination Currency.  “Termination Currency” means United States Dollars.

(l)                                    Additional Termination Event.  Additional Termination Event will apply solely as specified in the Confirmation.

(m)                              Limitations on Conditions Precedent.  Notwithstanding Section 2(a), the obligation of Party A to make each payment specified in the Confirmation, so long as it shall remain in effect, shall not be subject to any conditions precedent, and, without limiting the foregoing, Party A agrees that it will make each such payment without offset, counterclaim or defense.

Part 2

Tax Representations

(a)                                  Payer Tax Representations.  For the purpose of Section 3(e), Party A and Party B each make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e) or 6(e)) to be made by it to the other party under this Agreement. In making this representation, it may rely on:

(i)                                     the accuracy of any representation made by the other party pursuant to Section 3(f);

(ii)                                  the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii); and

(iii)                               the satisfaction of the agreement of the other party contained in Section 4(d);

provided that it shall not be a breach of this representation where reliance is placed on clause (ii), and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)                                  Payee Tax Representations. For the purpose of Section 3(f),

(i)                                     Party A represents that it is a national banking association duly organized and existing under the laws of the United States of America.

(ii)                                  Party B represents that it is a Delaware banking corporation.

Part 3

Agreement to Deliver Documents

For the purpose of Section 4(a)(ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

Party required to deliver documents	Form/Document/ Certificate	Date by which to be delivered	Covered by Section3(d) Representation

Party A and Party B	Evidence reasonably satisfactory to the other party as to the names, true signatures and authority of the officer or officials signing this Agreement or the Confirmation on its behalf	Upon execution of this Agreement and the related Confirmation	Yes

Party A	A copy of the annual report for Party A containing audited and certified financial statements for the most recently ended financial year	Upon request, as soon as publicly available	Yes

Party A	Opinions of counsel to Party A reasonably satisfactory in form and substance to Party B with respect to this Agreement	Upon execution of this Agreement	No

Party B	Certified copies of all documents evidencing the necessary corporate authorizations and approvals with respect to the execution, delivery, and performance of derivatives transactions	Upon execution of this Agreement	Yes

Party A	Correct, complete and executed U.S. Internal Revenue Form W–9 or any successor thereto	Upon execution of this Agreement, upon the appointment of a successor Subordination Agent, and at any time upon reasonable request by Party B	Not applicable

Party B	Correct, complete and executed U.S. Internal Revenue Form W–9 or any successor thereto	Upon execution of this Agreement, upon the appointment of a successor Subordination Agent, and at any time upon reasonable request by Party A	Not applicable

Part 4

Miscellaneous

(a)                                  Addresses for Notices.  For the purpose of Section 12(a):

(i)                                     Address for notices or communications to Party A (including all notices pursuant to Sections 5, 6 and 7 as well as any changes to Party B’s address, telephone number or facsimile number):

Address:                                               Citibank, N.A.

Attention:

Facsimile:

(ii)                                  Address for notices or communications to Party B:

Address:                                               Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-0001

Attention:                                         Corporate Trust Administration

Telephone:                                    302-651-1000

Facsimile:                                            302-636-4140

(b)                                  Offices.  The provisions of Section 10(a) will apply to this Agreement.

(c)                                  Multibranch Party.  For the purpose of Section 10(c):

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(d)                                  Calculation Agent.  The Calculation Agent is Party A, provided that if Party B disagrees with respect to any calculation or determination, Party A and Party B each will appoint an independent Reference Market-maker, and such two Reference Market-makers jointly will appoint a third Reference Market-maker. Such three Reference Market-makers jointly will make such calculation or determination (acting as experts and not as arbitrators), whose calculation or determination will be binding and conclusive absent manifest error.  In addition, if an Event of Default with respect to Party A has occurred and is continuing, Party B may appoint one of the following five entities as Calculation Agent: JP Morgan Chase, UBS AG, Bank of America, N.A., Deutsche Bank AG or Morgan Stanley Capital Services Inc.

(e)                                  Credit Support Documents.

With respect to Party A and Party B: None.

(f)                                    Credit Support Provider.

Credit Support Provider means in relation to Party A: None.

Credit Support Provider means in relation to Party B: None.

(g)                                 Governing Law.  This Agreement and each Confirmation will be governed by and construed in accordance with the laws of the State of New York.

(h)                                 Jurisdiction.  Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-”; and (ii) deleting the final paragraph thereof.

(i)                                    Netting of Payments.  The Netting provision set forth in Section 2(c) will not apply to any Transaction.

(j)                                    Affiliate.  Affiliate will have the meaning specified in Section 14.

(k)                                Covered Transaction.  The Transaction evidenced by the Confirmation dated the date of this Agreement (Reference Number: ) will constitute the only Transaction and Confirmation supplementing, forming part of, and subject to, this Agreement.

Part 5

Other Provisions

(a)                                  Definitions.  This Agreement and the Transaction between the parties are subject to the 2000 ISDA Definitions and Annex to the 2000 ISDA Definitions (June 2000 Version) as published by the International Swaps and Derivatives Association, Inc. (collectively, the “Definitions”), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof. The provisions of the Definitions are incorporated by reference in and shall be deemed a part of this Agreement, except that references in the Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement. In the event of any inconsistency between the provisions of this Agreement and the Definitions, this Agreement will prevail.  “Intercreditor Agreement” as used in this Agreement shall mean the Intercreditor Agreement dated as of November[ ], 2004 among Wilmington Trust Company, as Trustee under the JetBlue Airways Pass Through Trust 2004–2G–1, JetBlue Airways Pass Through Trust 2004–2G–2 and JetBlue Airways Pass Through Trust 2004–2C, Landesbank Baden-Württemberg, as Class G–1 Primary Liquidity Provider, Class G–2 Primary Liquidity Provider and Class C Primary Liquidity Provider, Citibank, N.A. as Class G–1 Above-Cap Liquidity Provider, Class G–2 Above-Cap Liquidity Provider and Class C Above-Cap Liquidity Provider, MBIA Insurance Corporation as Policy Provider and Wilmington Trust Company as Subordination Agent, attached hereto as Exhibit A.  Capitalized terms used and not defined herein, the Confirmation, or the Definitions shall have the meanings set forth in the Intercreditor Agreement, as amended or modified from time to time in accordance with the terms thereof.

(b)                                  Relationship Between Parties.  Each party will be deemed to represent to the other party on the date on which it enters into the Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i)                                     Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction.  No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(ii)                                  Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.  It is also capable of assuming, and assumes, the risks of the Transaction

(iii)                               Status of Parties.  The other party is not acting as a fiduciary for or an adviser to it in respect of the Transaction.

(c)                                  WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHT TO JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTION.

(d)                                  Non-petition.  Party A agrees that it will not, prior to the date that is one year and one day following the final payment of the Certificates, acquiesce, petition or otherwise invoke or cause, or join in invoking or causing, Party B or any other person or entity to invoke the process of any governmental authority for the purpose of commencing or sustaining a case (whether voluntary or involuntary) against Party B under any bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Party B or any substantial part of its property or ordering the winding-up or liquidation of the affairs of Party B, provided, however, that nothing herein shall restrict or prohibit Party A from joining in any existing bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other analogous proceedings under applicable laws.

(e)                                  Waiver of Right of Set-off. Notwithstanding any provision of this Agreement, the Confirmation or any other existing or future agreement between the parties hereto, each party irrevocably waives any and all rights it may have to set-off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between the two parties hereunder against any obligations between the two parties, whether arising under any agreement, applicable law or otherwise.

(f)                                    Amendments.  This Agreement is hereby further amended as follows:

(1)                                  Section 2(b) is hereby amended by the insertion of the following at the end thereof after the word “change”: “provided that if such new account shall not be in the same jurisdiction having the same power to tax as the original account, the party not changing its account shall not be obliged to pay any greater amounts and shall not receive less as a result of such change than would have been the case if such change had not taken place.”

(2)                                  Section 2(d) is amended by adding thereto a new final sentence reading as follows: “Anything in this Section 2(d) to the contrary notwithstanding, Party B shall not be obligated to make any payment under this Section 2(d) to Party A”.

(3)                                  Section 7 is amended by adding a new penultimate sentence to Section 7 as follows: “Any purported transfer under this Section 7, including, for the avoidance of doubt, any transfer pursuant to Section 6(b)(ii), shall require Ratings Confirmation”.

(4)                                  Section 9(b) is amended by adding thereto a new sentence reading as follows: “In addition, no amendment, modification or waiver in respect of this Agreement will be effective unless Ratings Confirmation is received.”

(g)                                 Limitation of Liability.  The obligations of Party B under this Agreement, and in respect of the Transaction evidenced by the Confirmation, are expressly limited to the extent of funds, if any, made available for such payment to Party B under, and in accordance with, the priorities of payments set forth in Sections 3.2 and 3.6 of the Intercreditor Agreement.  No recourse under any obligation, covenant or agreement of Party B contained in this Agreement or the Confirmation shall be had against any incorporator, stockholder, agent, affiliate, officer, employee or trustee of Party B, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of Party B contained in this Agreement or the Confirmation are solely trust obligations of Party B and that no personal liability whatsoever shall attach to or be incurred by the incorporators, stockholders, agents, affiliates, officers, employees or trustees of Party B, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of Party B contained in this Agreement or the Confirmation and that any and all personal liability of every such incorporator, stockholder, agent, affiliate, officer, employee or trustee of Party B for breaches by Party B of any such obligation, covenant or agreement, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided, however, that nothing in this paragraph shall relieve any of the foregoing persons from any liability which any such person may otherwise have for his/her or its gross negligence or willful misconduct or, with respect to the handling or transfer of funds, ordinary negligence.

(h)                                 Eligible Contract Participant.  Each party represents to the other that it is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act of 1922 (7 U.S. Code §1 et seq.) as amended (“CEA”). This Agreement and the Transaction hereunder are subject to individual negotiation by the parties. Neither this Agreement nor the Transaction hereunder has been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(i)                                    Accuracy of Specified Information.  Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period the words “or, in the case of audited or unaudited financial statements or balance sheets, a fair representation of the financial condition of the relevant person.”

[Signatures follow on separate page]

IN WITNESS WHEREOF the parties have executed this Schedule to the ISDA Master Agreement on the respective dates specified below with effect from the date specified on the first page of this document.

CITIBANK, N.A.

By:	/s/ Linda Cook
Name:	Linda Cook
Title:	Vice President
Date:

WILMINGTON TRUST COMPANY
in its capacity as Subordination Agent on behalf of the Trustee under the Class G-2 Trust Agreement.

By:	/s/ Kathleen A. Pedelini
Name:	Kathleen A. Pedelini
Title:	Financial Services Officer
Date: